Exhibit 3.7

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION

OF

STRATA CAPITAL CORPORATION

STRATA CAPITAL CORPORATION, a corporation organized and existing under the General Corporation Law, DOES HEREBY CERTIFY that:

FIRST:     The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation as heretofore amended, declaring said amendment to be advisable, recommending its approval to the stockholders of the Corporation and submitting it to said stockholders for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article I of the Certificate of Incorporation of the Corporation be amended in its entirety, such that said Article I shall hereafter read as follows:

ARTICLE I. NAME

The name of the Corporation is METROSPACES. INC.

SECOND:     Pursuant to Section 228 of the General Corporation Law, a consent in writing adopting said resolution was signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consent was delivered to the Corporation by delivery to its officer having custody of the book in which proceedings of meetings of stockholders are recorded.

THIRD:     Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by its officer Thereunder duly authorized this twenty-sixth day of October 2012.

STRATA CAPITAL CORPORATION

By: /s/ Oscar Brito
        Oscar Brito
       President

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:34 AM 10/31/2012
FILED 10:34 AM 10/31/2012
SRV 121177518 - 4471533 FILE